Free Writing Prospectus
Dated September 17, 2010
Registration Statement No. 333-156423
Filed Pursuant to Rule 433

Morgan Stanley Second Quarter 2010 Overview

September 2010

Notice

The information provided herein may include certain non-GAAP financial measures. The reconciliation of such measures to the comparable GAAP figures are included in the Company's Annual Report on Form 10-K for the year ended
December 31, 2009, 2010 Quarterly Reports on Form 10-Q and Current Reports on
Form 8-K, including any amendments thereto, all of which are available on
www.morganstanley. com.

This presentation may contain forward -looking statements. You are cautioned not to place undue reliance on forward -looking statements, which speak only as of the date on which they are made, which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the
Company, please see the Company's Annual Report on Form 10-K for the year ended
December 31, 2009, 2010 Quarterly Reports on Form 10-Q and Current Reports on
Form 8-K, including any amendments thereto.

The issuer has filed a registration statement (including a prospectus) with the
SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and any offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC global web site at
www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in such an offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

EPS\Internal\Neha Patel - 601032574 9/17/2010

Index

[] Consolidated Financial Highlights

[] Business Strategy and Financial Results

[] Institutional Securities

[] Global Wealth Management Group

[] Asset Management

[] Capital

[] Liquidity

[] Funding Diversification

[] Secured Funding

[] Unsecured Funding

[] Summary

                                                                               3

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Consolidated Financial Highlights

2Q10 Net Revenues of $8.0 Bn (1)

Business Mix 2Q10

[GRAPHIC OMITTED]

2Q 2010 Highlights -

[] Second quarter revenues were $8.0   billion

[] Difficult macro environment characterized by uncertainties regarding global growth, concerns on European sovereign credit risk, and in the United States the impact of financial regulatory reform

[] Earnings Per Diluted Share were $1.09

[] Income from Continuing Operations of $0.80 per Diluted Share

[] Continued progress on the execution of our strategy

Source:
Morgan Stanley Earnings Conference Call, SEC Filings
(1) The quarter ended June 30, 2010 includes results from the Morgan Stanley
Smith Barney joint venture effective from May 31, 2009.
(2) Represents combined revenues from Fixed Income Sales and Trading, Other
Sales and Trading and other ISG.

Executing Our Business Strategy

Institutional Securities

Leading position in many businesses, with upside from more broadly leveraging our client franchise

Wealth Management

World's largest wealth management firm, with upside from integration

Asset Management

Institutional asset management focus, with upside from ongoing optimization

Global Footprint

Historic U.S./European strength complemented with the best Asian strategic relationships and targeted strength in emerging markets

Long Term Performance Goals

Strengthen Institutional Securities
[] Strong talent pool
[] Increase footprint
[] Expand market share

Integrate and build MSSB
[] One MSSB platform
[] Improve PBT margin to 20%+ post-integration
[] Grow net new money

Rebuild strong Asset Management
[] Restructure business / return to profitability
[] Rebuild investment culture

Leverage Global Footprint
[] Leverage relationships with MUFG and CIC
[] Continue to add talent internationally

Institutional Securities

Net Revenue

($mm)

[GRAPHIC OMITTED]

Profit Before Tax
($mm)

[GRAPHIC OMITTED]

2Q 2010 Highlights -

[] Net Revenues of $4.5   billion

[] Positive impact of approximately $750 million from DVA(3)

[] For the first half of 2010, Investment Banking was

[] #1 In Global IPOs

[] #2 in Global Announced  and  Completed M and A

[] #3 in Global Equity

[] Investment Banking, Commodities, Prime Brokerage and Cash Equity Trading
reported solid results

Source:
     Morgan Stanley Earnings Conference Call , SEC Filings, Thomson Reuters --
for the period of January 1, 2010 to June 30, 2010 (1) Represents combined revenues from Fixed Income Sales and Trading and Other Sales and Trading.
(2) Includes Investments and other revenues.
(3) Represents the changes in Morgan Stanley's credit spreads resulting from fluctuation in the fair value of certain of its long-term and short-term borrowings (commonly referred to as "DVA") .

Global Wealth Management Group

Net Revenue

($mm)

[GRAPHIC OMITTED]

Profit Before Tax
($mm)

[GRAPHIC OMITTED]

2Q 2010 Highlights -

[] $207  million PBT and 7% PBT margin

[] Quarterly integration costs of $106  million

[] 18,087 Financial Advisors

[] $1.5  trillion total client assets

[] ($5.5)    billion in retail net new assets, reflecting the quarter's market
volatility and seasonal tax payment-related   outflows [] $679,000  average
annualized revenue per global representative

Source:
Morgan Stanley Earnings Conference Call, SEC Filings
(1) Results include Morgan Stanley Smith Barney joint venture effective from
May 31, 2009.
(2) "Other" includes Investment Banking and Other revenues.

GWM / MSSB -- Metrics that Matter

                                                              Long-Term
Metric                                            2009                  Target
Run-rate Cost Synergies (1)             $550MM           $1.1Bn target
-------------------------------------- ----------------- -----------------------
One-time Costs (1)                      $280MM           $1.1Bn target
-------------------------------------- ----------------- -----------------------
Number of FAs                                 18,135     18,500-19,000
-------------------------------------- ----------------- -----------------------
PBT Margin                                      8% (2)                  >20%
-------------------------------------- ----------------- -----------------------
Net New Money                          ($14Bn) (2)                     $50Bn
-------------------------------------- ----------------- -----------------------
Net FA Attrition to Competition, Top 2       <2% (2)                       <5%
Quintiles
--------------------------------------

Source: Morgan Stanley SEC filings and Company presentations
(1) Cumulative cost synergies and one-time costs; 2009 one-time costs exclude transaction costs (2) 2H09

Asset Management

Net Revenue

($mm)

[GRAPHIC OMITTED]

Profit Before Tax
($mm)

[GRAPHIC OMITTED]

2Q 2010 Highlights -

[] Total assets under management of $251 billion

[] Approximately 70% of our equity and fixed income strategies continued to outperform their respective benchmarks on a three, five, and ten-year basis

Source:
Morgan Stanley Earnings Conference Call, SEC Filings
(1) "Other" includes Investment Banking, Net Interest, Commissions and Other
revenues.

MSIM – Key 2010 Execution Milestones (7-Step Plan)

	Action Item	Status
1	Combined AIP and Graystone	✓
2	Announced sale of Retail Asset Management	✓
3	Signed strategic outsourcing partnership with State Street	✓
4	Rebuild investment culture in long-only business	In Progress
5	Restructure and renew Real Estate business	In Progress
6	Expand Fund of Funds business into new assets (Private Equity Fund of Fund, Real Estate Fund of Fund)	In Progress
7	Evaluating hedge fund business	In Progress

Morgan Stanley

10

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Capital

Total Assets
($Bn)

[GRAPHIC OMITTED]

2Q10 Key Capital Ratios (Basel I)

Tier 1 Common Ratio 9.2%

Tier 1 Capital Ratio 16.5%

August Mandatory Convertible Equity Conversion increased Tier 1 Common by $5.6
Billion

Source:
Morgan Stanley SEC Filings

Liquidity

Sufficient liquidity is maintained to meet funding and contingent obligations based on the Company's balance sheet, business mix and as modeled in its liquidity stress tests

			Average Balance	
			For Qtr End	For Qtr End
	6/30/10	3/31/10	6/30/10	3/31/10
Balance Sheet ($Bn)	809	820	824	816
Liquidity Reserve				
Parent ($Bn)	63	57	60	65
Subsidiaries ($Bn)	90	96	92	90
Total ($Bn)	**153**	**153**	**152**	**155**
Liquidity as % of Balance Sheet	19%	19%	18%	19%

Source:
Morgan Stanley SEC Filings

Morgan Stanley

12

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

Funding Diversification

Composition of Funding Liabilities and Equity

[GRAPHIC OMITTED]

Total = $589 Bn

[GRAPHIC OMITTED]

Total = $518 Bn

Source: Morgan Stanley SEC Filings
(1) 4Q07 numbers as reported on a fiscal-year basis. 4Q07 Liabilities and
Equity -- Commercial Paper  and  Other Short-Term Borrowings - $34.5, Long-Term
Debt - $190.6, Secured Financing - $301.0, Deposits - $31.2, Shareholders
Equity - $31.3 (2) 2Q10 numbers as reported on a calendar -year basis. 2Q10
Liabilities and Equity -- Commercial Paper  and  Other Short-Term Borrowings -
$3.8, Long-Term Debt - $182.8, Secured Financing - $219.4, Deposits - $61.4,
Shareholders Equity (Excluding Non-controlling Interests) - $51.0.

Secured Funding Term Consistent with Asset Fundability

Focus on Liquidity Characteristics of Assets

[] Assets Tiered by Fundability:

[]  Highly Liquid -- Governments, Agencies, Open Market
    Operations and Central Clearing Counterparty eligible
    collateral
[]  Liquid - AAA or AA bonds, Supranationals, Primary
    Index equities and Sovereigns like Great Britain or
    Denmark
[]  Less Liquid - Lower-rated Investment Grade bonds,
    Emerging Market Equities and Emerging Market
    Sovereigns such as Russia and Brazil
[]  Illiquid - Sub-Investment Grade ABS, Unrated
    Convertible Bonds or Distressed Debt

Strong Governance and Contingency Planning

[] Each fundability category is risk managed with:

[] A minimum maturity
[] A limit on the amount funded overnight
[] Global Liquidity Reserves held for the potential loss of secured funding

[] Active limit monitoring and reporting to senior management (Asset Liability
Committee)

[GRAPHIC OMITTED]

EPS\Internal\Neha Patel - 601032574 9/17/2010

Estimated Senior Unsecured Funding Issuance

As of 9/14/10

[] Reduction in term funding planned for 2011 and 2012 given success in

[] Pre-funding

[] Structured Notes Issuance

[] Term Secured Funding

[] Assumes a constant balance sheet through 2012

                                                                              15

This slide is part of a  presentation  by Morgan  Stanley  and is intended to be viewed as part of that  presentation.  The  presentation is based on information generally available to the public and does not contain any material,  non-public information.  The  presentation  has not been  updated  since it was  originally presented.

EPS\Internal\Neha Patel - 601032574 9/17/2010

Well Positioned for Strong Execution Going Forward

Significant Market Share Opportunities

Unique Opportunity to Increase Share

                            []  Clients receptive to Morgan Stanley
Targeted Growth Strategy        offerings
                            []  Expanding capability to deliver flow
                                products and content / ideas across
                                the firm
                            [] Leadership in place
Experienced Leadership Team []  Focused on discipline and
                                execution

Strategic Execution

                                                                              16

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.